UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 9, 2009

NEAH POWER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49962	88-0418806
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22118 20th Ave. SE, Suite 142
Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 424-3324

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 9, 2009 the registrant (“Neah Power”) received a third payment from Agile Opportunity Fund, LLC (“Agile”) under an Amendment to Securities Purchase Agreement dated June 8, 2009 (“SPA”).  Under an Original Issue Discount Term Secured Convertible Promissory Note (“Note”) issued by Neah Power in the aggregate face amount of $110,000, Neah Power received an aggregate purchase price of $100,000 with a maturity date of August 12, 2009 and prepaid interest at the rate of 18% per annum in the amount of $3,575.  Net proceeds from this issuance, following reductions for prepaid interest, legal fees and due diligence fees, were $88,350. Agile agreed under the SPA to purchase $116,667 of the $525,000 in additional notes that Capitoline Advisors Inc. had agreed to purchase under the February 12, 2009 Securities Purchase Agreement. The Notes are convertible at a conversion price of $0.10 per share, subject to standard adjustments. The Notes are subject to mandatory redemption in the event Neah Power enters into a going private transaction or Neah Power is sold. The Notes are secured by all assets of Neah Power and upon conversion have certain piggyback registration rights.  Neah Power continues to have discussions with Capitoline Advisors Inc. which had the discretion under the Purchase Agreement to make a loan in the amount of $408,333.

The foregoing is a summary of the terms of the SPA and Note and is qualified in its entirety by the SPA and Note that are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment to Securities Purchase Agreement dated June 8, 2009 among Agile Opportunity Fund, Capitoline Advisors and Neah Power

10.2	Original Issue Discount Term Secured Convertible Promissory Note dated June 8, 2009 issued by Neah Power

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Neah Power Systems, Inc.

Date: June 15, 2009	By:	/s/ Gerard C. D’Couto
Gerard C. D’Couto
President